Exhibit 8.1



                        [HAND ARENDALL LETTERHEAD]



                        Direct Dial (334) 694-6205
                      Email: porterb@handarendall.com

November 2, 1998



South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama 36652

The Commercial National Bank of Demopolis
201 North Main Avenue
Demopolis, Alabama  36372

     Re: Proposed Merger of The Commercial National Bank of Demopolis into a wholly-owned subsidiary of South Alabama Bancorporation, Inc. - Certain Tax Consequences

Gentlemen:

     We have acted as counsel to South Alabama Bancorporation, Inc.
("South Alabama"), an Alabama corporation, and will act as counsel to a new corporation (referred to hereinafter as "CNB Interim") to be formed as an Alabama banking corporation and wholly-owned subsidiary of South Alabama, in connection with the proposed merger of The Commercial National Bank of Demopolis, an Alabama banking corporation ("CNB"), into CNB Interim (the "Merger"), pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of October 26, 1998 (the "Merger Agreement"). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement;
(ii) the Escrow Trust Agreement referred to in the Merger Agreement; (iii) the Prospectus included in South Alabama's Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and (iv) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of South Alabama, CNB Interim, and CNB.

     You have advised us that the proposed transaction (including the escrow arrangement forming a part thereof) is being entered into for good business reasons, including, without limitation, to increase the size of South Alabama to allow its subsidiary banks to remain competitive in the rapidly changing banking environment, to increase the resources available to such banks, to add stability to South Alabama's deposit base, to allow for a wider distribution of risk, and to enhance the ability of South Alabama and its subsidiary banks to keep pace with the technological and competitive changes in the market. To achieve these goals, the following will occur pursuant to the Merger Agreement:

     (A) CNB will merge with and into CNB Interim pursuant to the laws of the State of Alabama. CNB Interim will acquire all the assets and assume all the liabilities of CNB. CNB's separate corporate existence will cease to exist upon consummation of the Merger and CNB Interim will be the surviving corporation. Thereafter, CNB Interim will continue to operate the business of CNB conducted prior to the Merger and will continue to be a wholly-owned subsidiary of South Alabama. CNB Interim will change its corporate name after the merger.

     (B) Each share of CNB Interim and South Alabama Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (C) Each share of CNB Common Stock (excluding shares held by CNB or by any South Alabama Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in
Section 3.3 of the Merger Agreement) issued and outstanding immediately prior to the Merger shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of South Alabama Common Stock having an average Market Value, during a valuation period prior to the effective date, calculated as described in the Merger Agreement, of $150.00 (and cash in lieu of fractional shares); provided, however, that in the event the Market Value of South Alabama Common Stock is greater than $20.00 per share, then the Market Value of South Alabama Common Stock shall be deemed to be $20.00 per share for purposes of determining the Exchange Ratio, and that in the event the Market Value of South Alabama Common
Stock is less than $15.3333 per share, then the Market Value of South Alabama Common Stock shall be deemed to be $15.3333 per share for purposes of determining the Exchange Ratio.

     (D) Each of the shares of CNB Common Stock held at the time of the Merger by CNB or by any South Alabama Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     (E) Any holder of shares of CNB Common Stock who perfects his statutory dissenters' rights of appraisal shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law.

     (F) No fractional shares of South Alabama Common Stock will be issued as a result of the Merger. Each holder of shares of CNB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of South Alabama Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of South Alabama Common Stock multiplied by the average Market Value of one share of South Alabama Common Stock during the Valuation Period. (In the event the average Market Value of South Alabama Common Stock is greater than $20.00 per share or less than $15.3333 per share, then the Market Value of South Alabama Common Stock shall be deemed to be as set forth above for this purpose.) No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

          (i) The fair market value of the South Alabama Common Stock and other consideration received by the stockholders of CNB will be, in each instance, approximately equal to the fair market value of the CNB Common Stock surrendered in exchange therefor.

          (ii) There is no plan or intention on the part of the stockholders of CNB who own one percent (1%) or more of the CNB stock and, to the best of the knowledge of the management of CNB, there is no plan or intention on the part of the remaining stockholders of CNB to sell, exchange or otherwise dispose of a number of shares of South Alabama Common Stock now owned or to be received in the proposed transaction that would reduce their holdings in South Alabama Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of CNB outstanding immediately prior to the transaction. For purposes of this representation, shares of CNB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of South Alabama stock will be treated as outstanding CNB stock as of the Effective Time. Moreover, shares of CNB stock and shares of South Alabama stock held by CNB stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (iii) South Alabama has no plan or intention to sell or otherwise dispose of any of the CNB Interim stock.

          (iv) South Alabama has no plan or intention to reacquire any of its stock issued in the transaction.

          (v) CNB Interim does not now own any stock of South Alabama and will not acquire any such stock prior to the Merger.

          (vi) CNB Interim has no plan or intention to sell or otherwise dispose of any of the assets of CNB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

          (vii) The liabilities of CNB assumed by CNB Interim and the liabilities to which the transferred assets of CNB are subject were incurred by CNB in the ordinary course of business.

          (viii) Following the transaction, CNB Interim will continue the historic business of CNB and use a significant portion of CNB's historic business assets in a business.

          (ix) South Alabama, CNB Interim and CNB will each pay all expenses incurred by it or on its behalf in connection with the Merger. It has been agreed that work done by South Alabama and/or its respective attorneys and advisors to prepare and file the Registration Statement shall not be deemed to be done on behalf of CNB and the costs and expenses thereof shall not be the responsibility of CNB. The stockholders of CNB will pay their respective expenses, if any, incurred in connection with the Merger.

          (x) There is and will be at the date of the Merger no intercorporate indebtedness existing between CNB and CNB Interim or South Alabama that was issued, acquired, or will be settled at a discount.

          (xi) None of the parties is an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv).

          (xii) CNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (xiii) The fair market value and the total adjusted basis of the assets of CNB transferred to CNB Interim will each equal or exceed the sum of the liabilities assumed by CNB Interim plus the amount of the liabilities, if any, to which the transferred assets are subject.

          (xiv) The payment of cash in lieu of fractional shares of South Alabama stock, both in the original exchange and on later termination of the escrow arrangement, is solely for the purpose of avoiding the expense and inconvenience to South Alabama of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid to the CNB stockholders instead of issuing fractional shares of South Alabama stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the CNB stockholders in exchange for their shares of CNB stock. The fractional share interests of each CNB stockholder will be aggregated, and no CNB stockholder will receive cash in an amount equal to or greater than the value of one full share of South Alabama stock.

          (xv) None of the compensation received by any stockholder-employees of CNB will be separate consideration for, or allocable to, any of their shares of CNB stock; none of the shares of South Alabama stock received by any stockholder-employees of CNB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of CNB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (xvi) The Merger Agreement and the documents referred to therein represent the entire understanding of CNB and South Alabama with respect to the Merger.

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by South Alabama and CNB (including the representation that CNB stockholders will maintain sufficient equity ownership interests in South Alabama after the Merger) are true and correct at that time of the consummation of the Merger, we are of the opinion that:

          1. Provided the Merger qualifies as a statutory merger under Alabama law, the Merger will be a reorganization within the meaning of
Section 368(a)(1)(A). CNB, CNB Interim and South Alabama will each be "a party to a reorganization" within the meaning of Section 368(b).

          2. No gain or loss will be recognized by South Alabama or CNB Interim on receipt by CNB Interim of CNB's assets in exchange for South Alabama Common Stock. Treas. Reg. Section 1.1032-2.

          3. CNB will recognize no gain or loss upon the transfer of its assets to CNB Interim in exchange solely for South Alabama Common Stock and the assumption by CNB Interim of the liabilities of CNB. Sections 361(a) and 357(a).

          4. The basis of CNB's assets in the hands of CNB Interim will, in each case, be the same as the basis of those assets in the hands of CNB immediately prior to the transaction. Section 362(b).

          5. The holding period of the assets of CNB in the hands of CNB Interim will, in each case, include the period during which such assets were held by CNB. Section 1223(2).

          6. The stockholders of CNB will recognize no gain or loss upon the exchange of their CNB Common Stock solely for shares of South Alabama Common Stock, except possibly with regard to the escrow arrangement, as discussed in 11 below. Section 354(a)(1).

          7. The basis of the South Alabama Common Stock received by the CNB stockholders in the proposed transaction will, in each instance, be the same as the basis of the CNB Common Stock surrendered in exchange therefor, increased by the non-dividend gain, if any, taxable as boot under the escrow arrangement discussed in 11 below. Section 358(a)(1).

          8. The holding period of the South Alabama Common Stock received by the CNB stockholders will, in each instance, include the period during which the CNB Common Stock surrendered in exchange therefor was held, provided that the CNB Common Stock was held as a capital asset on the date of the exchange. Section 1223(1).

          9. The payment of cash to CNB stockholders in lieu of fractional share interests of South Alabama Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by South Alabama. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

          10. Where solely cash is received by a CNB stockholder in exchange for his CNB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his CNB Common Stock, subject to the provisions and limitations of Section 302.

          11. Anything hereinabove to the contrary notwithstanding, no opinion is expressed as to the taxability of the CNB shareholders upon or under the escrow arrangement provided for in the Escrow Trust Agreement. The Internal Revenue Service could contend that the shares of South Alabama placed in escrow and the rights of the CNB shareholders under the Escrow Trust Agreement do not constitute "stock" of South Alabama that can be received without the recognition of gain under Section 354 but instead constitute "other property", taxable as boot under Section 356. The Internal Revenue Service has set forth, in Rev. Proc. 84-42, 1984 C.B. 521, guidelines for when it will issue a favorable ruling on contingent or escrow stock arrangements in connection with a tax-free reorganization. This transaction does not meet those ruling guidelines, but those are ruling guidelines only and do not have the effect of substantive law.

               Even if the Internal Revenue Service should contend that the escrow arrangement here constituted taxable boot, this contention could be contested in court. See the case of Carlberg v. U.S., 281 F.2d 507 (8 Cir.,
1960), for an unsuccessful challenge by the Internal Revenue Service of a contingent stock arrangement in connection with a reorganization.

               Please note that Section 483 may apply to a deferred distribution of South Alabama stock from the escrow arrangement, resulting in the taxation of imputed interest to the CNB shareholders receiving such distribution.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement filed by South Alabama relating to the proposed transaction and to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of South Alabama, CNB Interim, and CNB. No other person or party shall be entitled to rely on this opinion.

                              Very truly yours,

                              HAND ARENDALL, L.L.C.


                              BY:  /s/ G. Porter Brock, Jr.